--------------------------------------------------------------------------------
[PLAYTEX LOGO OMITTED]                                 Playtex Products, Inc.
--------------------------------------------------------------------------------

                                                       300 NYALA FARMS ROAD
                                                       WESTPORT, CT 06880

                                                       P R E S S   R E L E A S E

FOR IMMEDIATE RELEASE
---------------------

FOR MORE INFORMATION, CONTACT:
Laura Kiernan
Director Investor Relations
(203) 341-4262


                Gallagher to Retire from Playtex Products, Inc.;
                Will Stay Until End of Year or Successor is Named

WESTPORT, CT (JUNE 23, 2004) - PLAYTEX PRODUCTS, INC. (NYSE: PYX) announced today that Michael R. Gallagher plans to retire from the company by the end of the year or when a successor is named. Mr. Gallagher has been Chief Executive Officer and a Director of the company since 1995.

"The board greatly appreciates Mike's leadership over the years, as well as his commitment to helping facilitate a successful transition," said Douglas D. Wheat, Playtex chairman. He said the board will immediately begin a comprehensive search for a new CEO from outside the company.

"My work and relationships at Playtex have been enormously gratifying. However, after 36 years in the consumer products industry and 9 years at the helm of Playtex, this is a good time for the transition of the Company to new leadership," Mr. Gallagher said. "I am particularly proud of the people of Playtex for their efforts over the past several years in protecting our business positions from aggressive competition and preparing the company for consistent on-going growth. Playtex is truly a unique and vitally strong company."

Mr. Gallagher joined Playtex nine years ago after serving as Chief Executive Officer of North America for Reckitt & Colman PLC ("R&C") from 1994 to 1995. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's L&F Products subsidiary from 1988 until the subsidiary was sold to R&C in 1994. Earlier in his career, Mr. Gallagher held executive and marketing positions with the Clorox Company and with the Procter and Gamble Company.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX gloves, BINACA and OGILVIE.


WITH THE EXCEPTION OF THE HISTORICAL INFORMATION CONTAINED IN THE RELEASE, THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

                                      # # #